EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of our report dated February 13, 2023, with respect to our audits of the consolidated balance sheets of Farmmi Inc. and its subsidiaries as of September 30, 2022 and 2021, and the related consolidated statements of income (loss) and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended September 30, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

September 19, 2023